Pacific Coast National Bancorp Announces Significant Growth & Improvement in Financial Results for Second Quarter 2008

SAN CLEMENTE, Calif. — Pacific Coast National Bancorp (“Company”) (OTCBB: PCST.OB) the parent corporation of Pacific Coast National Bank (“Bank”), today announced significant improvement towards achieving profitability, reporting an unaudited net loss for the second quarter of 2008 of $(64) thousand or $(0.03) per share compared to a loss of $(944) thousand or $(0.41) per share for the second quarter of 2007. The significant improvement in loss per share was primarily due to a 78% increase in net interest income and a 183% increase in non-interest income offset by an 11% increase in non-interest expenses.  The increase in net interest income reflects the Company’s substantial growth over the last twelve months.

As of June 30, 2008, the Company’s assets increased to $139.9 million compared to $72.3 million at June 30, 2007. Net loans outstanding increased to $116.9 million at June 30, 2008, compared to $59.6 million at June 30, 2007. Asset growth has primarily been funded with strong core deposit growth. Total deposits increased to $127.5 million from $57.2 million as of June 30, 2008, and June 30, 2007, respectively.

"While we are very pleased with our second quarter results, we remain cautiously optimistic about the balance of 2008," stated Michael S. Hahn, President and CEO of the Bank. “Even though the Bank does not make or invest in sub-prime loans, the impact of the sub-prime market, coupled with declining real estate values and slower economic growth generally,  may have a rippling effect throughout our entire region's economy during the remainder of 2008 and possibly beyond. For this reason, our recent focus has been, and our focus will continue to be, on asset quality, loan portfolio diversification and core deposit growth”.

Balance Sheet Summary

The Company continued to grow, with total assets reaching $139.9 million at June 30, 2008 compared to $112.5 million at December 31, 2007. Net loans outstanding increased $20.8 million to $116.9 million at June 30, 2008, compared to $96.1 million at December 31, 2007. Specifically, the Bank’s commercial loan portfolio grew to $28.7 million, or 24% of total loans, at June 30, 2008, compared to $21.8 million, or 22% of total loans, at the end of 2007.

The commercial real estate loan portfolio grew to $47.7 million, or 40% of total loans, at June 30, 2008, compared to $41 million or 42% of total loans at December 31, 2007. Residential real estate loans remained low at $4.8 million, or 4% of total loans, at June 30, 2008, compared to $2.7 million or 3% of total loans at December 31, 2007. Construction and land development loans increased slightly to $34.7 million or 29% of total loans from $31.2 million or 32% of total loans at June 30, 2008 and December 31, 2007 respectively. Hahn stated, “The Bank is actively working to reduce its exposure in construction real estate loans. However, we are fortunate that a majority of the Bank’s construction loan portfolio is concentrated in projects located along the Southern California coastline. This area has shown a lesser decline in value when compared to inland areas”.

At June 30, 2008 the Bank had $4.7 million in non-performing loans, compared to $2.5 million at December 31, 2007.  Of the $4.7 million, $2.9 million are no longer accruing interest compared to $2.5 million at December 31, 2007. Also of the $4.7 million in non-performing loans at June 30, 2008, the balances of $3.9 million are net of write-downs since December 31, 2007, to their bulk-sale value less costs to sell. Therefore no further losses on these $3.9 million of loans are anticipated. The commercial real estate and construction portfolios continue to be closely monitored, through site visits, updated property valuations and financial information combined with ongoing communications with the borrowers.

Subsequent to June 30, 2008, the Bank received payoffs of $1.0 million and recoveries of $174 thousand on non-performing loans. This reduced non-accruing loans to $1.9 million.

Total deposits increased to $127.5 million at June 30, 2008, up from $99 million at December 31, 2007, with a significant shift in the mix of deposits. During the first six months of 2008, money market accounts grew by $12.9 million, or 36%, to $49.1 million, representing 38% of the deposit portfolio. Demand deposits grew by $7.8 million to $25.5 million, or 20% of total deposits, from $17.7 million or 18% of total deposits for June 30, 2008 and December 31, 2007 respectively. The growth in these two areas allowed the Bank to reduce brokered time deposits by $5 million from December 31, 2007 to June 30, 2008. Time deposits totaled $48.3 million, or 38% of total deposits, at June 30, 2008 compared to $41.2 million, or 42% of total deposits, at December 31, 2007. “Our focus remains to build the Bank with a solid core value by increasing core deposits within our target market of family-owned businesses,” commented Mr. Hahn.

With significant improvement in the Bank’s operating loss, the Company’s shareholder equity did not change from March 31, 2008 to June 30, 2008, remaining at $11.7 million. At June 30, 2008, the Company had 2,281,700 shares outstanding. The Bank had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at June 30, 2008, of 8.7%, 9.0% and 10.2%, respectively, which represents $4.8 million, $3.8 million and $245 thousand, respectively, of capital in excess of the amount required to be "well capitalized" for regulatory purposes. In addition, the Company, the Bank's holding company, had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at June 30, 2008, of 8.8%, 9.2% and 10.4%, respectively. In order to enhance its ability to grow, the Company is currently exploring the possibility of seeking additional capital sources.

Income Statement Summary

The Company’s net interest income for the second quarter of 2008 increased to $1.3 million, up $581 thousand, or 78%, as compared to the same period for 2007.  The increase was primarily due to an increase in the volume as well as the mix of earning assets, with loans increasing and fed funds and investments decreasing as a percentage of total assets. The cost of interest-bearing deposits decreased from the second quarter of 2007 to the second quarter of 2008, primarily as a result of decreases in market rates due to the actions of the Federal Reserve Board, from 4.1% to 3.2%. The Company’s net interest spread for the second quarter of 2008 increased to 3.4% as compared to 3.1% for the same period in 2007. For the second quarter of 2008, the Company maintained a net interest margin of 4.17% compared to 4.85% for the second quarter of 2007. This reduction in the net interest margin was the result of decreases in market rates and the repricing timing for assets versus liabilities. Mr. Hahn commented, "Because our balance sheet is asset-sensitive with a portion of our loan rates tied to market indices, we have experienced margin compression from declining interest rates. However, our large base of money market accounts and continued focus in demand deposit accounts should allow us to better manage our cost of funds with market rate movements.”

As a result of the Company’s significant provision for loan losses in the first quarter of 2008, the Bank’s allowance for loan losses was not increased. The allowance for loan losses as a percent of total loans was lower at 1.26% at June 30, 2008, down from 1.85% at December 31, 2007. Stanley Cruse, Executive Vice President and Chief Credit Officer, indicated, “In calculating the adequacy of our allowance for loan losses, the Bank has taken the increasing weakness in the real estate industry and overall economy generally into consideration.”  Also factoring into the second quarter decision was an anticipated recovery on a previously charged-off loan for $174 thousand. This was received on July 23, 2008, increasing the allowance for loan losses to 1.4% of gross loans as of June 30, 2008.

The Company’s non-interest income for the second quarter of 2008 increased to $372 thousand, up $241 thousand, as compared to the same period of 2007, primarily due to gain on sale of SBA loans of $276 thousand compared to $134 thousand in gain on sales during the second quarter of 2007. Loan referral fees of $73 thousand were earned in the second quarter of 2008 compared to no fees in the second quarter of 2007.

Non-interest expense for the second quarter of 2008 increased to $1.8 million, up $175 thousand, or 11%, as compared to the same period of 2007. The increase in non-interest expenses compared to 2007 was due primarily to costs associated with additional business development staffing and credit administration staff.

“During the first years of operation, we invested in people, technology, and systems to ensure that we were positioned for solid growth in a safe and sound manner,” said Dennis C. Lindeman, Chairman of the Board of Directors. “Now, we are moving forward with the best people, business practices, and systems to enable us to offer excellent customer service and optimal shareholder value.”

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area competition, capital market conditions and other factors described from time to time in the Company's filings with the Securities and Exchange Commission. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims however, any intent or obligation to update these forward-looking statements.

About the Company

Pacific Coast National Bancorp was established in July 2003 and operates as a bank holding company for the Bank. Pacific Coast National Bank, established 2005, operates two full-service banking offices in San Clemente and Encinitas, California. The Bank is certified as a preferred lender under the Small Business Administration’s PLP program. As Advisors & Bankers to Family-Owned Businesses the Bank specializes in helping business owners grow their businesses and personal net worth. Clients always have full access to senior management, the bank’s full-service branches, online cash management, remote deposit capture, and much more. For further information, please visit the Bank's website at www.pacificcoastnationalbank.com.

Pacific Coast National Bancorp stock is traded on the OTC Bulletin Board under the symbol PCST.OB.

PACIFIC COAST NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	June 30, 2008
	(unaudited)	December 31, 2007
Cash and due from banks	$4,076,637	$1,688,892
Federal funds sold	17,050,000	12,785,000
TOTAL CASH AND CASH EQUIVALENTS	21,126,637	14,473,892
Loans	118,432,780	97,874,131
Less: Allowance for loan losses	(1,491,229)	(1,814,860)
Loans, net of allowance for loan losses	116,941,551	96,059,271
Premises and equipment, net	700,525	887,532
Federal Reserve Bank stock, at cost	354,200	405,150
Accrued interest receivable and other assets	738,466	671,339
TOTAL ASSETS	$139,861,379	$112,497,184

Deposits
Noninterest-bearing demand	$25,492,476	$17,658,241
Interest-bearing demand accounts	4,633,687	3,951,566
Money market and Savings accounts	49,085,628	36,210,745
Time certificates of deposit of $100,000 or more	20,748,070	3,177,552
Other time certificates of deposit	27,583,706	37,993,669
TOTAL DEPOSITS	127,543,567	98,991,773
Accrued interest and other liabilities	618,979	754,146
TOTAL LIABILITIES	128,162,546	99,745,919
Shareholders' equity
Common stock - $0.01 par value; 10,000,000 shares authorized;
issued and outstanding: 2,281,700 shares at June 30,
2008 and December 31, 2007	22,817	22,817
Additional paid-in capital	25,733,466	25,561,705
Accumulated deficit	(14,057,450)	(12,833,257)
TOTAL SHAREHOLDERS' EQUITY	11,698,833	12,751,265
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$139,861,379	$112,497,184

PACIFIC COAST NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended June 30, 2008	Three Months Ended June 30, 2007	Six Months Ended June 30, 2008	Six Months Ended June 30, 2007
Interest income
Interest and fees on loans	$2,016,125	$851,585	$3,942,901	$1,615,920
Federal funds sold	74,264	203,008	148,593	350,998
Investment securities, taxable	-	41,046	-	128,487
Other	5,483	9,165	11,560	25,165
Total interest income	2,095,872	1,104,804	4,103,054	2,120,570
Interest expense
Time certificates of deposit
of $100,000 or more	120,713	47,400	164,786	90,330
Other deposits	651,350	314,702	1,378,934	578,850
Total interest expense	772,063	362,102	1,543,720	669,180
Net interest income before provision for loan losses	1,323,809	742,702	2,559,334	1,451,390
Provision for loan losses	-	233,185	648,650	318,360
Net interest income after
provision for loan losses	1,323,809	509,517	1,910,684	1,133,030
Noninterest income
Service charges and fees	96,077	13,756	132,884	26,152
Gain on Sale of SBA loans	275,913	133,711	418,555	133,711
Gain on sale of investment
securities	-	(16,272)	-	(12,047)
	371,990	131,195	551,439	147,816
Noninterest expense
Salaries and employee benefits	994,253	802,834	2,108,914	1,804,662
Occupancy	245,461	294,271	488,250	512,262
Professional services	79,684	135,140	222,252	235,282
Other	439,184	351,311	865,298	688,167
	1,758,582	1,583,556	3,684,714	3,240,373
(Loss) before income taxes	(62,783)	(942,844)	(1,222,591)	(1,959,527)
Provision for income taxes	1,600	1,600	1,600	1,600
Net (loss)	$(64,383)	$(944,444)	$(1,224,191)	$(1,961,127)
Per share data
Weighted-average shares outstanding	2,281,700	2,281,700	2,281,700	2,281,672
Net (loss), basic and diluted	$(0.03)	$(0.41)	$(0.54)	$(0.86)

                         Contacts
Pacific Coast National Bank
Michael S. Hahn
President & Chief Executive Officer
949-361-4300
mhahn@pcnbonline.com